UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ____________________________________

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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________________

(4)	Proposed maximum aggregate value of transaction: ___________________________________________

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed: ____________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To Our Stockholders:

Notice is hereby given that the 2015 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 5, 2015 at 2:00 PM, central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, for the following purposes:

(1)
To elect the five nominees named in the accompanying Proxy Statement as directors of the Company to serve until the 2016 Annual Meeting and until their respective successors are elected and have been qualified;

(2)	To reapprove the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year; and

(4)	To transact any other business properly brought before the meeting.

Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s Common Stock as of the close of business on March 12, 2015 are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the meeting in person.

Whether or not you plan to attend the Annual Meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,
Kent B. Thomas
Executive Vice President, General Counsel and Secretary
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
April 9, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 5, 2015

Our proxy statement and Annual Report to Stockholders for our 2014 fiscal year are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

i

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

PROPOSAL 1: ELECTION OF DIRECTORS	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7

CORPORATE GOVERNANCE	8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	12

EXECUTIVE COMPENSATION	13

PROPOSAL 2: REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2006 LONG-TERM INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE	30

AUDIT COMMITTEE REPORT	35

RELATIONSHIP WITH INDEPENDENT AUDITORS	35

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2015	36

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	36

ii

DELEK US HOLDINGS, INC.
7102 Commerce Way
Brentwood, Tennessee 37027

ANNUAL MEETING OF STOCKHOLDERS
May 5, 2015

PROXY STATEMENT

QUESTIONS AND ANSWERS

1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 9, 2015) are furnished in connection with the solicitation by our Board of Directors (the "Board") of proxies for use at the 2015 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof. The Annual Meeting will be held on May 5, 2015 at 2:00 PM, central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. Unless otherwise indicated or the context requires otherwise, the terms “Delek,” “we,” “our,” the “Company” and “us” are used in this Proxy Statement to refer to Delek US Holdings, Inc. and its consolidated subsidiaries.

2. What are the purposes of the Annual Meeting? The Annual Meeting is being held: (1) to elect the five nominees named in this Proxy Statement as directors of the Company, each to serve for a term of one year until the 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting") and until the election and qualification of his successor or earlier termination of service; (2) to reapprove the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and (4) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. Members of the Company's management may also discuss our business and be available to respond to appropriate questions from stockholders.

3. How may I obtain the Company’s Annual Report for the fiscal year ended December 31, 2014? Copies of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the 2014 fiscal year) may also be obtained from us upon written request. Please refer to question 20 below for information on how to request additional information from us.

4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 12, 2015 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock, $0.01 par value (“Common Stock”), as of the record date.

5. Who is entitled to vote? Holders of record of our Common Stock at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 57,327,996 shares of Common Stock were issued and outstanding excluding 3,365,561 non-voting treasury shares held by us. The Common Stock is our only outstanding class of voting securities. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on May 4, 2015 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.

6. Who is soliciting my vote? Your vote is being solicited by our Board. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7. How does the Board recommend that I vote? The Board recommends that you vote: (1) “FOR” each of the nominees to the Board; (2) “FOR” the reapproval of the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and (3) “FOR” the ratification of our independent registered public accounting firm.

8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our Chairman, President and Chief Executive Officer, and Assaf Ginzburg, our Executive Vice President and Chief Financial Officer, to vote your shares on such matters at their discretion.

9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record” (or “registered stockholder”) of those shares, and these proxy materials have been provided directly to you by the Company. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your brokerage, bank, trust or other nominee as custodian (the “record holder”), along with a voting instructions card.

10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy card, shares represented by proxy will, if the proxy card is properly executed and received by us prior to the Annual Meeting, be voted as follows: (1) “FOR” each of the nominees to the Board; (2) “FOR” the reapproval of the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and (3) “FOR” the ratification of our independent registered public accounting firm.

11. How do I vote my shares if they are held in street name? As the beneficial owner, you have the right to direct your record holder how to vote your shares by using the voting instructions card, and the record holder is required to vote your shares in accordance with your instructions.

12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on May 4, 2015; (b) submitting a later-dated and timely proxy card by mail on or before 11:59 p.m. (eastern time) on May 4, 2015; or (c) if you are the registered stockholder and your shares are not held in street name, voting in person at the meeting. If you are a beneficial owner with your shares held in street name, you must follow the instructions of your broker, bank, trust or other nominee who is the registered stockholder of your shares to revoke a proxy. The latest-dated, timely, properly completed proxy card that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the votes and act as the inspector of the elections.

14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To reapprove the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code and to approve the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, a majority of the shares present or voting at the Annual Meeting must vote in favor of each proposal.

18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum exists and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under New York Stock Exchange ("NYSE") rules, NYSE-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, who are the beneficial owners of the shares, are not permitted to vote on non-routine matters. For non-routine matters, these broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes.

Non-Discretionary Items. The election of directors and the reapproval of the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code are considered non-routine items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent auditors is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K, Notice of Annual Meeting to Stockholders, Notice of Internet Availability of Proxy Materials and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, (615) 771-6701 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2014 and our other annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The investor relations page of our website contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings. The information posted on our website is not incorporated into this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected to hold office until the 2016 Annual Meeting and until their successors are duly elected and qualified or until their earlier termination of service. Each of the following individuals is a nominee for election to our Board: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jordá, Charles H. Leonard and Shlomo Zohar. All director nominees are currently serving on our Board. The Board has determined that each of Messrs. Finnerty, Jordá, Leonard and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board. If you do not wish your shares to be voted for one or more of the nominees, you may so indicate when you vote by withholding your vote for the particular nominee. The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.

The age (as of March 12, 2015), committee membership and certain other information for each director nominee are set forth below.

Directors	Age	Committees
Ezra Uzi Yemin (Chair)	46	None
William J. Finnerty	66	EHS (Chair), Compensation, NCG
Carlos E. Jordá	65	Compensation (Chair), Audit, EHS
Charles H. Leonard	66	NCG (Chair), Audit, Compensation, EHS
Shlomo Zohar	63	Audit (Chair), Compensation, NCG

Ezra Uzi Yemin has served as the chairman of our Board since December 2012, as our chief executive officer since June 2004 and as our president and a director since April 2001. He served as the chairman of the Board's Compensation Committee from its inception in May 2006 until March 2013. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operations and performance. The Board believes that Mr. Yemin’s service on the Board provides it with important interaction with, and access to, management’s principal policy-maker that facilitates the Board’s development and implementation of Company policies.

William J. Finnerty has served as one of our directors since April 2014, as a member of our Compensation Committee and Nominating and Corporate Governance Committee (the "NCG Committee") since August 2014 and as the chairman of our Environmental Health and Safety Committee (the "EHS Committee") since its inception in August 2014. Mr. Finnerty has over 40 years of experience leading businesses in the petroleum and refining industry. From 2011 until 2012, he served as a member of the board of directors of CVR Energy Inc. where he chaired the environmental, health and safety committee and was a member of the nominating and corporate governance committee. Prior to retiring from Tesoro Corporation, Inc. (“Tesoro”) in March 2010, he served as its Executive Vice President, Strategy and Corporate Development from 2008 to 2010 having responsibility for developing Tesoro’s business plan and strategic plans and multiple business development and merger and acquisition initiatives. He also served as Tesoro’s Chief Operating Officer from 2005 to 2008 where he was responsible for overall operations for manufacturing, environmental and safety, marketing, business development and supply and trading. Mr. Finnerty served on the Board of Directors of the National Petrochemical and Refiners Association (now known as the American Fuel & Petrochemical Manufacturers) from 2005 to 2010 and was its Vice Chairman from 2007 to 2010. Mr. Finnerty’s career began with Texaco, Inc. in 1970. Since then, he has held executive positions with Equiva Trading Company and Chevron Corporation in addition to Tesoro. Mr. Finnerty holds a bachelor of science degree in Marine Transportation from the State University of New York Maritime College and completed Texaco’s Global Leadership course in Vevey, Switzerland. The Board believes that Mr. Finnerty’s experience in all facets of the downstream sector with both integrated major oil companies and independent refiners, as well as his expertise in strategic considerations, will provide significant value to us.

Carlos E. Jordá has served as one of our directors and a member of the Board's Compensation Committee since May 2006. He has served as the chairman of the Compensation Committee since March 2013 and served on the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. He served on the Board's Audit Committee from its inception in May 2006 until March 2013 and was reappointed to the Audit Committee in November 2014. In addition, he served on the NCG Committee from its inception in March 2013 until August 2014. Mr. Jordá’s experience has been primarily based in the oil and energy sector.

Mr. Jordá has advised clients on potential refining and marketing projects as an employee of Gaffney Cline and Associates since May 2009 and as a self-employed consultant from March 2003 until May 2009. The Board believes that Mr. Jordá’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Charles H. Leonard has served as one of our directors and a member of the Board's Audit Committee since May 2006. Mr. Leonard has also served on the Board's Compensation Committee since March 2013 and served as the chairman of the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. Mr. Leonard served on the NCG Committee from its inception in March 2013 until August 2014 and was reappointed to the NCG Committee and appointed as its chairman in November 2014. Prior to retiring in November 2011, Mr. Leonard served as chief financial officer from March 2009 to November 2011, and vice president from June 2010 to November 2011, of J.A.M. Distributing Company, a privately held provider of quality products and services in vertical markets centering on the fuel, oil and lubricants industries through its lubricant, fuel, automotive, marine, specialty and equipment divisions. The Board believes that Mr. Leonard’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Shlomo Zohar has served as one of our directors since May 2010, has served on the Board's Audit Committee since March 2011 and has served as the chairman of the Audit Committee since November 2014. He has served on the Board's Compensation Committee since March 2013, has served on the NCG Committee since its inception in March 2013, served as chairman of the NCG Committee from March 2013 until November 2014 and served on the Board's Incentive Plan Committee from March 2011 until its dissolution in March 2013. Mr. Zohar has worked as an independent consultant in the financial services sector since January 2006. Between January 2006 and December 2009, Mr. Zohar served as a member and chairman of the Boards of Directors of Israel Discount Bank Ltd., Mercantile Discount Bank Ltd., Israel Discount Capital Markets & Investments Ltd. and Israel Credit Cards, Ltd. During this time, Mr. Zohar also served as a member and vice chairman of the board of directors of Israel Discount Bank of New York and as a member of the board of directors of Discount Bancorp, Inc. The Board believes that Mr. Zohar’s financial industry experience provides the Board with valuable expertise in the Company’s financial and accounting matters.

The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2015, (i) the beneficial ownership of our Common Stock and common units representing limited partnership interests in Delek Logistics Partners, LP ("Delek Logistics") by all of our directors and director nominees, the executive officers named in the 2014 Summary Compensation Table (the "NEOs") and all directors, director nominees, NEOs and executive officers as a group and (ii) the beneficial ownership of our Common Stock by each person known by us to own more than five percent of our Common Stock. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percentage of Common Stock (2)	Amount and Nature of Beneficial Ownership of Common Units (1)	Percentage of Common Units (2)
	Delek US Holdings, Inc.			Delek Logistics Partners, LP
Beneficial Owners of More Than 5% of Common Stock:
D.E. Shaw Kalon Portfolios, L.L.C.	4,376,320	(3)	7.6%	n/a	n/a
Dimensional Fund Advisors LP	4,141,332	(4)	7.2%	n/a	n/a
Barclays PLC	3,779,627	(5)	6.6%	n/a	n/a
The Vanguard Group - 23-1945930	3,544,287	(6)	6.2%	n/a	n/a
BlackRock, Inc.	3,316,925	(7)	5.8%	n/a	n/a
Point72 Asset Management, L.P.	3,211,674	(8)	5.6%	n/a	n/a
Delek Hungary Holding Limited Liability Company	3,008,078	(9)	5.3%	n/a	n/a
Directors, Director Nominees and NEOs:
Ezra Uzi Yemin	422,708		*	170,839	1.4%
William J. Finnerty	5,517		*	0	*
Carlos E. Jordá	30,242		*	0	*
Charles H. Leonard	25,667		*	0	*
Shlomo Zohar	29,617		*	0	*
Assaf Ginzburg	27,653		*	47,520	*
Frederec Green	121,099		*	44,020	*
Mark D. Smith	0		*	0	*
Kent B. Thomas	17,412		*	8,453	*
All directors, director nominees, NEOs and executive officers as a group (12 persons)	752,814		1.3%	292,120	2.4%

*	Less than 1% of the issued and outstanding shares of our Common Stock or issued and outstanding common units of Delek Logistics, as applicable.

(1)
For purposes of this table, a person is deemed to have “beneficial ownership” of any securities when such person has the right to acquire them within 60 days after March 12, 2015. For non-qualified stock options (“NQSOs”) and restricted stock units (“RSUs”) under our 2006 Long-Term Incentive Plan, we report shares equal to the number of NQSOs or RSUs that are vested or that will vest within 60 days of March 12, 2015. For stock appreciation rights ("SARs") under the Plan, we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of March 12, 2015 (which is calculated by multiplying the number of SARs by the difference between the $36.28 fair market value of our Common Stock at March 12, 2015 and the exercise price divided by $36.28). For purposes of computing the percentage of outstanding securities held by each person named above, any securities which such person has the right to acquire within 60 days after March 12, 2015 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Percentage of our Common Stock is based upon 57,327,996 issued and outstanding shares on March 12, 2015 (excluding securities held by, or for the account of, the registrant or its subsidiaries). Percentage of Delek Logistics' common units is based upon 12,216,447 common units issued and outstanding on March 12, 2015.

(3)
Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2015 by D.E. Shaw Kalon Portfolios, L.L.C., D.E. Shaw Heliant Manager, L.L.C., D.E. Shaw Heliant Adviser, L.L.C., D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw. David E. Shaw is president and sole shareholder of D.E. Shaw & Co., Inc., which is the general partner of D.E. Shaw & Co., L.P., which in turn is the manager and investment adviser of D.E. Shaw Valence Portfolios, L.L.C., the investment adviser of D.E. Shaw Oculus Portfolios, L.L.C., and the managing member of D.E. Shaw Heliant Adviser, L.L.C., which in turn is the investment adviser of D.E. Shaw Kalon Portfolios, L.L.C. David E. Shaw is also president and sole shareholder of D.E. Shaw & Co. II, Inc., which is the managing member of D.E. Shaw & Co., L.L.C., which in turn is the manager of D.E. Shaw Oculus Portfolios, L.L.C. and the managing member of D.E. Shaw Heliant Manager, L.L.C., which in turn is the manager of D.E. Shaw Kalon Portfolios, L.L.C. D.E. Shaw Kalon Portfolios, L.L.C., D.E. Shaw Heliant Manager, L.L.C. and D.E. Shaw Heliant Adviser, L.L.C. have shared voting power and shared dispositive power with respect to 4,085,000 shares. D.E. Shaw & Co., L.L.C. has shared voting power and shared dispositive power with respect to 4,155,807 shares. D.E. Shaw & Co., L.P. and David E. Shaw have shared voting power and shared dispositive power with respect to 4,376,320 shares. The address for D.E. Shaw Kalon Portfolios, L.L.C., D.E. Shaw Heliant Manager, L.L.C., D.E. Shaw Heliant Adviser, L.L.C., D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036.

(4)
According to a Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP with an address of Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP has sole voting power with respect to 4,059,908 shares and sole dispositive power with respect to 4,141,332 shares.

(5)
Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2015 by Barclays PLC, Barclays Capital Inc. and Barclays Capital Securities Limited. Barclays Capital Inc. and Barclays Capital Securities Limited are wholly-owned subsidiaries of Barclays PLC. Barclays PLC has sole voting power and sole dispositive power with respect to 3,779,627 shares. Barclays Capital Inc. has sole voting power and sole dispositive power with respect to 2,771,627 shares. Barclays Capital Securities Limited has sole voting power and sole dispositive power with respect to 1,008,000 shares. The address for Barclays PLC is 1 Churchill Place, London, E14 5HP, England. The address for Barclays Capital Inc. is 745 Seventh Avenue, New York, New York 10019. The address for Barclays Capital Securities Limited is 5 The North Colonnade Canary Wharf, London, E14 4BB, England.

(6)
According to a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group-23-1945930 with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, The Vanguard Group-23-1945930 has sole voting power with respect to 78,887 shares, sole dispositive power with respect to 3,470,400 shares and shared dispositive power with respect to 73,887 shares.

(7)
According to a Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. with an address of 55 East 52nd Street, New York, New York 10022, BlackRock, Inc. has sole voting power with respect to 3,178,011 shares and shared voting power and sole dispositive power with respect to 3,316,925 shares.

(8)
Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2015 by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC, EverPoint Asset Management, LLC and Steven A. Cohen. Pursuant to an investment management agreement, Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Pursuant to an investment management agreement, Cubist Systematic Strategies, LLC maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, EverPoint Asset Management, LLC maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC and EverPoint Asset Management, LLC. Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. have shared voting power and shared dispositive power with respect to 3,146,300 shares. Cubist Systematic Strategies, LLC has shared voting power and shared dispositive power with respect to 15,374 shares. EverPoint Asset Management, LLC has shared voting power and shared dispositive power with respect to 50,000 shares. Mr. Cohen has shared voting power and shared dispositive power with respect to 3,211,674 shares. The address for Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. The address for Cubist Systematic Strategies, LLC is 330 Madison Avenue, New York, New York 10173. The address for EverPoint Asset Management, LLC is 510 Madison Avenue, New York, New York 10022.

(9)
Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2015 by Delek Hungary Holding Limited Liability Company, Delek Petroleum, Ltd., Delek Group, Ltd. and Itshak Sharon. Delek Hungary Holding Limited Liability Company, Delek Petroleum, Ltd., Delek Group, Ltd. and Itshak Sharon have shared voting power and shared dispositive power with respect to 3,008,078 shares. The address for Delek Hungary Holding Limited Liability Company is 1062 Budapest, Andrássy út 100. II, Hungary. The address for Delek Petroleum, Ltd., Delek Group, Ltd. and Mr. Sharon is 7, Giborei Israel Street, P.O.B. 8464, Industrial Zone South, Netanya, Israel 42504.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2014, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met.

CORPORATE GOVERNANCE

Executive Officers of the Registrant

The following table sets forth the names, ages (as of March 12, 2015) and positions with Delek US Holdings, Inc. for each of our current executive officers.

Executive Officer	Age	Position
Ezra Uzi Yemin	46	President / Chief Executive Officer / Chairman of the Board
Assaf Ginzburg	39	Executive Vice President / Chief Financial Officer
Frederec Green	49	Executive Vice President
Mark D. Smith	47	Executive Vice President
Harry P. (Pete) Daily	66	Executive Vice President
Daniel L. Gordon	37	Executive Vice President
Donald N. Holmes	64	Executive Vice President
Kent B. Thomas	46	Executive Vice President / General Counsel / Secretary

Set forth below is a brief description of the business experience of these executive officers.

Ezra Uzi Yemin has served as the Chairman of our Board since December 2012, as our Chief Executive Officer since June 2004 and as our President and a director since April 2001. Mr. Yemin also served as our Treasurer from April 2001 to November 2003 and as our Secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operations and performance. Mr. Yemin has also served as the chairman of the board of directors and chief executive officer of Delek Logistics GP, LLC ("Logistics GP") since April 2012.

Assaf Ginzburg has served as our Chief Financial Officer since January 2013, an Executive Vice President since May 2009 and as a Vice President since February 2005. Mr. Ginzburg has also served as a member of the board of directors and an executive vice president of Logistics GP since April 2012, and as its chief financial officer since January 2013. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001.

Frederec Green has served as our Executive Vice President since May 2009 and as the primary operational officer for our refining operations since joining us in January 2005. Mr. Green has also served as a member of the board of directors and an executive vice president of Logistics GP since April 2012. Mr. Green has more than 25 years of experience in the refining industry including 14 years at Murphy Oil USA, Inc. where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.

Pete Daily has served as our Executive Vice President since November 2011 and as the primary operational officer for our marketing and supply operations since joining us in September 2006. Mr. Daily’s duties include supervising the purchase and supply of crude oil for our refineries and refined products for our convenience stores, marketing the refined products produced by our refineries and marketing our supply of refined products in west Texas. Mr. Daily has also served as an executive vice president of Logistics GP since April 2012. Mr. Daily has over 30 years of experience in marketing and supply of refined products.

Mark D. Smith has served as our Executive Vice President and as a Vice President of Logistics GP since May 2014. He has served as an executive vice president of Logistics GP since October 2014. Prior to joining us, Mr. Smith spent nine years as a Vice President with Tesoro Refining and Marketing and Tesoro Companies, Inc. (collectively “Tesoro Companies”). From March 2010 until May 2014, Mr. Smith served as the Vice President - Development Supply and Logistics where he was responsible for Tesoro Companies’s strategic supply, trading, and logistics activities. From 2008 through March 2010, Mr. Smith served as Vice President - Trading and Risk Management where he led Tesoro Companies' trading and risk management activities.

Daniel L. Gordon has served as our Executive Vice President since August 2014, our Vice President since November 2012, an Executive Vice President of Logistics GP since October 2014 and as a Vice President of our subsidiary, MAPCO Express, Inc. since joining us in 2011. Prior to joining us in 2011, Mr. Gordon served as president of Aska Energy in Atlanta, Georgia since 2009.

Donald N. Holmes has been our Executive Vice President of human resources since August 2012 and has served as our principal human resources officer since joining us in November 2011. Mr. Holmes has also served as an executive vice president of Logistics GP, since April 2012. Prior to joining us, Mr. Holmes served as senior vice president, human resources for Central Parking Corporation from January 2002 through September 2011.

Kent B. Thomas has served as our Executive Vice President since November 2011 and as our General Counsel and Secretary since joining us in August 2005. Mr. Thomas has also served as an executive vice president of Logistics GP since April 2012. Mr. Thomas has practiced law for more than fifteen years in Nashville, Tennessee with a focus on securities regulation, corporate governance, executive compensation, equity plan administration, human resources and litigation.

The Board of Directors

At the date of this Proxy Statement, the Board consists of the following members: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jordá, Charles H. Leonard and Shlomo Zohar. Each of our current directors has been nominated for election at the Annual Meeting to serve for a one-year term expiring at our 2016 Annual Meeting of Stockholders or when his successor is duly elected and qualified.

Mr. Finnerty joined the Board in April 2014 and Philip L. Maslowe, a member of the Board since our initial public offering in May 2006, died on November 17, 2014. The Board has been composed of a majority of independent directors at all times during 2014 because the Board has determined that each of Messrs. Finnerty, Jordá, Leonard and Zohar qualifies (and Mr. Maslowe qualified) as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.

The Board held 16 meetings during 2014 and each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he served during the year. We have not adopted a policy with regard to Board member attendance at annual meetings of our stockholders, however all six directors serving at the time of our annual meeting of stockholders on May 6, 2014 in Franklin, Tennessee attended the annual meeting.

Mr. Yemin has served as the Chairman of the Board since December 2012. Our Board has no standing policy with respect to the separation of the offices of chairman and chief executive officer. Rather, its policy is to let the Board make such a determination in the manner it deems most appropriate for the Company at any given point in time. At this time, the Board believes that Mr. Yemin, our Chief Executive Officer, is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry. As such, the Board feels that combining the roles of chairman and chief executive officer provides the Board with the individual who is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy and facilitating the information flow between management and the Board and its committees, which are essential to effective governance of the Company's affairs.

The Board oversees the Company’s annual enterprise risk management program and typically receives the report of management’s enterprise risk management committee upon completion of the program in the first quarter of each year. In addition to the annual enterprise risk management program, the Audit Committee meets at least once per quarter during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements.

The NYSE listing standards require our independent directors to meet at regularly scheduled executive sessions without management. Our independent directors conducted executive sessions in connection with each quarterly meeting of the Audit Committee in 2014 and intend to continue to conduct such executive sessions in connection with each quarterly meeting of the Audit Committee in 2015. The Company does not presently have a formal policy of identifying one independent Board member as the Company's lead independent director. However, we expect that our Audit Committee Chairman will preside over all executive sessions of independent directors.

Communications with the Board of Directors

Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Any such communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board generally and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.

Committees of the Board of Directors

During the 2014 fiscal year, the Board had standing Audit, Compensation and NCG Committees. In addition, the Board formed the EHS Committee in August 2014.

Audit Committee

Until Mr. Maslowe's death in November 2014, the Audit Committee consisted of Messrs. Maslowe (chairman), Leonard and Zohar during the 2014 fiscal year. Following Mr. Maslowe's death, Mr. Zohar succeeded Mr. Maslowe as the chairman of the Audit Committee and Mr. Jordá rejoined the committee after having previously served on the committee from May 2006 until March 2013. The Audit Committee met five times during 2014.

The Board has determined that (i) Mr. Maslowe qualified, and Messrs. Leonard, Jordá and Zohar each qualifies, as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe was, and Mr. Zohar is, an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work; (e) the qualifications and independence of our independent registered public accounting firm; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.

Compensation Committee

Until August 2014, the Compensation Committee was composed of Messrs. Jordá (chairman), Leonard and Zohar during the 2014 fiscal year. The Compensation Committee has been composed of Messrs. Jordá, Finnerty, Leonard and Zohar since August 2014. Messrs. Jordá, Finnerty, Leonard and Zohar each qualify as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

The purpose of the Compensation Committee is to support the Board and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels. The Compensation Committee met four times in 2014.

During 2014, the Compensation Committee delegated a portion of its authority under the 2006 Long-Term Incentive Plan (the “Plan”) to Mr. Yemin with respect to newly hired employees and employees that are promoted to a job classification that is eligible for equity awards. Mr. Yemin's authority is limited to 15,000 NQSOs or SARs per eligible employee and excludes employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.

The delegation of authority is further limited by prescribing that grants of NQSOs or SARs pursuant thereto shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the

Compensation Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter. These grants occurred during each quarter during 2014.

Grants of NQSOs and SARs by Mr. Yemin under this delegated authority are confirmed by a contemporaneous written memorandum executed by him and maintained in the records of the Compensation Committee. Quantities of NQSOs or SARs in excess of the authority delegated to Mr. Yemin are generally reserved for senior management and are typically made by the Compensation Committee or Board in connection with the hiring or promotion of the employee. Grants that are not made on a predetermined quarterly grant date are rare and usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date. See the sections titled “Compensation Setting Process,” “Fixed Compensation” and “Annual Incentive Compensation” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.

The Compensation Committee is responsible to our Board and stockholders for evaluating the performance of Mr. Yemin, our chief executive officer, and approving the compensation awarded to our executive officers. Mr. Yemin’s compensation, which is largely determined by the terms of his current employment agreement, is approved by the Compensation Committee and/or disinterested members of our Board. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.

The Compensation Committee has relied on the input and recommendations of Mr. Yemin in determining compensation for our NEOs (other than Mr. Yemin). From time to time, the Compensation Committee will also solicit the input of executive compensation consultants at Aon/Hewitt Consulting (“Aon”) in evaluating NEO and director compensation. From time to time, the Compensation Committee also engages compensation consultants at Findley Davies, Inc. ("Findley") in evaluating annual cash bonus and long-term incentive plans, and such input was solicited in the first quarter of 2015 in connection with the determination of annual cash bonuses for service during the 2014 fiscal year and the establishment of the annual cash bonus plan for service during the 2015 fiscal year.

Nominating and Corporate Governance Committee

Until August 2014, the NCG Committee consisted of Messrs. Zohar (chairman), Jordá, Leonard and Maslowe. Mr. Finnerty joined the committee in August 2014 and Messrs. Jordá and Leonard left the committee at that time. Following Mr. Maslowe's death in November 2014, Mr. Leonard rejoined the committee and succeeded Mr. Zohar as its chairman. The NCG Committee met two times in 2014. Each member of the NCG Committee qualifies (and Mr. Maslowe qualified) as independent under applicable SEC rules and regulations and the rules of the NYSE. The purposes of the NCG Committee are (i) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for each annual meeting of stockholders; (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members and to recommend to the Board qualified individuals to fill any such vacancy; (iii) to recommend to the Board director nominees for each Board committee; (iv) to develop and recommend to the Board a set of effective corporate governance policies and procedures applicable to the Board's Governance Guidelines when required; (v) to review the Governance Guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable; and (vi) to monitor, oversee and review compliance with the Governance Guidelines and all other applicable policies of the Company as the NCG Committee or the Board deems necessary or desirable. These responsibilities are set forth in the NCG Committee's charter, which is posted on our website at www.DelekUS.com.

The NCG Committee is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. From time to time, the NCG Committee utilizes the services of a third party to assist in identifying or evaluating director nominees. In accordance with our Board of Directors Governance Guidelines and the charter of the NCG Committee, the NCG Committee seeks to identify individuals qualified to become directors and considers such factors as it deems appropriate, including the individual's independence, education, experience, reputation, judgment, skill, integrity and industry knowledge. The NCG Committee considers the individual's contribution to the Board's overall diversity in the foregoing factors, the degree to which the individual's qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board. In determining fitness for service on the Board, the NCG Committee has no policy for considering racial or ethnic classifications, gender, religion or sexual orientation.

The NCG Committee will consider nominees for directors recommended by our stockholders and will evaluate each such nominee using the same criteria used to evaluate director candidates identified by the NCG Committee. Stockholders wishing to make such recommendations may write to the Board in care of the Secretary at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood,

Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information.

Environmental, Health and Safety Committee

The EHS Committee was formed in August 2014 and has consisted of Messrs. Finnerty (chairman), Jordá and Leonard from its inception. The purpose of the EHS Committee is to assist the Board in fulfilling certain of the Board’s oversight responsibilities by, among other things, overseeing management’s establishment and administration of the Company’s environmental, health and safety policies, programs, procedures and initiatives. The EHS Committee met two times in 2014.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Finnerty, Jorda, Leonard and Zohar served on the Compensation Committee during the 2014 fiscal year and each of them qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act. None of our executive officers currently serves (and did not serve during the 2014 fiscal year) as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters

The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit, Compensation, NCG and EHS Committees, are available on our website at www.DelekUS.com. If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval Policy for Related Party Transactions

On March 6, 2007, our Board adopted a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under Item 404 of Regulation S-K, a “related party transaction” means any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404), other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions.

The policy states that, in most instances, the Audit Committee is best suited to review and approve related party transactions that may arise within the Company. However, the policy permits the disinterested members of the Board to exercise any authority otherwise assigned to the Audit Committee by the policy. In particular, the Board believes that any related party transaction in which any director is interested should typically be reviewed and approved by all disinterested members of the Board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the Board may request to hear from the interested director during the course of their deliberations, but the interested director does not vote upon the matter and is not present during the vote on such matter. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board and if it is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section entitled “Compensation Discussion and Analysis” is intended to provide material information that is necessary to an understanding of our compensation policies and decisions regarding the individuals named in the 2014 Summary Compensation Table in this Proxy Statement. These individuals may be referred to as our “named executive officers” or “NEOs” herein.

Compensation Overview, Objectives and Philosophy

Our NEO compensation framework in 2014 emphasized retention and recruitment in a manner that supported stockholder value and was designed to reward the performance of our NEOs with reference to the overall performance of the Company. Going forward, we have developed a compensation framework that is designed to:

•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of our executives with those of our stockholders by providing a portion of executive compensation in the form of equity awards; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.

These objectives governed the decisions that the Compensation Committee made during the 2014 fiscal year, and will govern the decisions it makes during fiscal year 2015 with respect to the amount and type of compensation payable to our NEOs. Further, we believe that these objectives strengthen our commitment to operate our business with the highest standards of ethical conduct.

Transitioning From Controlled Company Status

From the time of our initial public offering in May 2006 until March 2013, the Board had determined that we were a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because Delek Group, Ltd. ("Delek Group") controlled more than 50% of our voting power. As such, we relied on an exemption from the provisions of Section 303A.05 of the NYSE Listed Company Manual which would have otherwise required our Compensation Committee to be comprised entirely of independent directors. Upon the completion of a secondary offering of our Common Stock by Delek Group in March 2013, the Board determined that we were no longer a "controlled company," and, as such, that we no longer qualified for the Section 303A.05 exemption. At all times since March 2013, the Compensation Committee has been comprised entirely of directors that qualify as independent under applicable SEC rules and regulations and the rules of the NYSE, as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

As part of our transition from controlled company status, the Compensation Committee has begun to develop a new executive compensation framework. Elements of this framework are found in the employment agreement we entered into with Mr. Yemin in November 2013 (the "Yemin Agreement") and the Annual Incentive Plans for the 2014 and 2015 fiscal years. This framework is expected to guide the terms of future compensatory arrangements with our other NEOs. Some of the changes in our executive compensation philosophy are listed below:

•	Increased transparency and less discretion in the award and calculation of annual cash incentives;

•	Annual grants of long-term incentive awards (compared to our prior practice of granting a larger singular award in connection with the execution of an employment agreement);

•	Increased use of performance awards as an element of long-term incentive compensation;

•	A phasing out of residence, family education and travel benefits;

•	A phasing out of tax gross-ups and other tax reimbursements; and

•	The elimination of dividend equivalents payable on appreciation awards such as stock appreciation rights.

Except for the annual cash bonuses paid in March 2015 in recognition of service during the 2014 fiscal year, the 2014 compensation of Messrs. Ginzburg, Green and Thomas was governed almost exclusively by employment agreements that were executed in 2011. Mr. Smith's compensation in 2014 was governed by his offer of employment letter dated April 4, 2014. We expect the compensation of Messrs. Ginzburg, Green and Thomas will continue to be influenced primarily by their existing employment agreements. Mr. Ginzburg's employment agreement expires in June 2015, Mr. Green's employment agreement expires in April 2016 and Mr. Thomas' employment agreement expires in October 2016. We currently expect that any future employment agreements entered into by Messrs. Ginzburg, Green and Thomas will implement the revised compensation framework described above.

Elements of Our Compensation

The compensation framework for our NEOs consists primarily of the following three elements:

•
Fixed Compensation: Base salaries, fringe benefits, perquisites, predetermined severance and other benefits are primarily intended to attract and retain our NEOs by providing reliable compensation that is not contingent upon short-term or long-term objectives.

•
Annual Incentive Compensation: Performance-based annual cash bonuses are primarily intended to reward superior performance by our NEOs and support fixed compensation in attracting and retaining our NEOs.

•
Long-Term Incentive Compensation: Equity awards are primarily intended to reward longer-term performance by our NEOs and align the long-term economic interests of our NEOs with our stockholders. Equity awards also complement each of the other two elements of our compensation by helping to attract and retain our NEOs and reward superior performance. Our primary forms of equity awards are:

◦
Appreciation awards under the Plan such as NQSOs and SARs. We believe appreciation awards provide a strong link between executive compensation and increases in stockholder value because the value of an appreciation award is contingent upon an increase in the market price of our Common Stock between the grant date and the exercise date.

◦
Performance-based awards under our 2006 Long-Term Incentive Plan (the "Plan") such as the performance-based RSUs granted to Mr. Yemin in June 2014. We believe performance-based awards provide a strong link between executive compensation and increases in stockholder value because the value of the performance-based award is contingent upon the satisfaction of certain performance conditions during the performance period.

◦
Full value awards such as RSUs, phantom units under the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan ("Logistics LTIP") and non-plan-based awards of membership interests ("GP Membership Interests") in Logistics GP, the general partner of Delek Logistics Partners, LP ("Delek Logistics"). In contrast to appreciation and performance awards, we believe full value awards are beneficial because their value is less dependent upon market conditions and, therefore, provide a more lasting incentive for our employees to remain with us.

With regard to the mix of these elements in our NEO compensation framework, our philosophy has been to weigh more heavily toward long-term incentive compensation and less toward fixed and annual incentive compensation, and we expect this philosophy to continue. Each of these elements is discussed further below.

Compensation Setting Process

The Compensation Committee is responsible for determining the amount and mix of total compensation to be paid to our NEOs. In making these determinations for our NEOs other than Mr. Yemin, the Compensation Committee typically solicits the input and recommendations of Mr. Yemin and references external consultant studies of our compensation programs conducted contemporaneously or in recent years.

Our goal from year to year is to develop an appropriate mix of fixed, annual incentive and long-term incentive compensation to attract and retain our NEOs while simultaneously incentivizing them to exert their best efforts to maximize near term results and longer term value for our stockholders.

External Consultants

We believe that, in some circumstances, external compensation consultants can provide valuable assistance to us in setting NEO compensation. In anticipation of the October 2013 expiration of Mr. Yemin's prior employment agreement, the Compensation Committee engaged Aon to provide several reports related to the design and amount of chief executive officer compensation. The Compensation Committee also engaged Aon to provide director compensation analyses and target compensation reports in the fourth quarters of 2013 and 2014 that were used to develop our 2014 and 2015 director compensation frameworks, respectively. Finally, in the first quarter of 2015, the Compensation Committee engaged the compensation consultants at Findley to assist us with the evaluation of annual cash bonuses for service during the 2015 fiscal year. We expect that, from time to time, the Compensation Committee will continue to reference data and guidance provided, and to be provided, by Aon, Findley or similar external consultants in setting NEO and director compensation. The Compensation Committee believes that both Aon and Findley are independent of management and provide the Compensation Committee with objective guidance.

Benchmarking

We believe that effective executive compensation practices depend upon the particular facts and circumstances of each employer and should not be dictated by the practices of others. Therefore, our compensation practices for our NEOs are not designed to track any particular company or group of companies. However, we believe that referencing specific and aggregated compensation data from certain companies and groups of companies from time to time can be a useful tool in our decision making process for all areas of our compensation framework. In connection with the development of the Yemin Agreement, the Compensation Committee, with the assistance of Aon, developed the group of compensation comparators listed below (the "Comparator Group") to be referenced from time to time in our compensation decisions. Due to the growing significance of our refining and logistics segments, the Comparator Group no longer includes companies operating primarily in retail fuel and convenience merchandise and is designed to benchmark our compensation practices more closely with other independent refiners. Because these comparator companies vary in size, we may regress their data to provide more meaningful points of reference and may also reference un-regressed data from a larger group of general industry companies with sizes similar to ours. We believe this compensation data is derived from appropriate, comparative, cross-sections of industry and human-resource competitors with market capitalization and operational complexity similar to ours and provides meaningful market information to be referenced from time to time in our compensation decisions.

Alon USA Energy, Inc.	PBF Energy, Inc.
Calument Specialty Products Partners, LP	Phillips 66
CVR Energy, Inc.	Tesoro Corporation
HollyFrontier Corporation	Valero Energy Corporation
Marathon Petroleum Corporation	Western Refining, Inc.
Northern Tier Energy, LP

Fixed Compensation

A significant portion of our NEO's overall cash compensation is base salary. Generally, NEO base salaries have not been based upon specific measures of corporate performance, but are determined by the Compensation Committee with reference to each employee’s individual performance, position and increased responsibilities, the fixed compensation of our other NEOs and other members of senior management, competitive data and the recommendations of our chief executive officer (except as it pertains to his own compensation). We generally seek to position NEO base salaries at or below the median of size-regressed data from our Comparator Group and unregressed data from other companies of similar size to us. The Compensation Committee believes that the fixed compensation paid to our NEOs is appropriate and helps achieve our objectives to attract, retain and motivate our NEOs. For a description of the base salaries and other elements of fixed compensation paid to our NEOs for 2014, please refer to the 2014 Summary Compensation Table in this Proxy Statement.

Annual Incentive Compensation

Annual cash bonuses paid to our NEOs for a fiscal year are typically determined in the first quarter of the ensuing fiscal year and are intended to reward company-wide performance and, to a lesser extent, individual performance during the year.

Compensatory Arrangements and Annual Bonuses

No compensatory arrangement with any NEO guarantees that an annual cash bonus will be paid to him each year. The decision to award annual cash bonuses to our NEOs, and the determination of the amounts thereof (if any), is the prerogative of the Compensation Committee and/or the Board.

2014 Annual Bonuses

In August 2014, our Compensation Committee approved an Annual Incentive Plan for the 2014 fiscal year (the “2014 Bonus Plan”). The 2014 Bonus Plan is primarily subject to the Company’s earnings per share for the year ending December 31, 2014 as may be adjusted by the Compensation Committee for certain non-cash gains or losses (“Adjusted EPS”).

No annual bonuses would be paid to our executive officers under the 2014 Bonus Plan unless the Company’s Adjusted EPS equaled or exceeded $1.00. If the Company’s Adjusted EPS equaled or exceeded $1.00, the 2014 Bonus Plan authorized annual bonuses to our executive officers up to a maximum of 200% of their target annual bonuses. In determining the annual bonuses to be paid to our executive officers under the 2014 Bonus Plan, the Compensation Committee further evaluated the Company’s Adjusted EPS performance as well as the Company's relative performance by measuring the Company’s return on invested capital (“ROIC”) against a peer group consisting of the Comparator Group plus Casey’s General Stores, Inc. (NASDAQ: CASY), The Pantry, Inc. (NASDAQ: PTRY) and Susser Holdings Corporation (NYSE: SUSS). Given the relative performance metric chosen and the Company's substantial investment in its retail segment compared to the Comparator Group, the Compensation Committee believes that the addition of CASY, PTRY and SUSS was appropriate for purposes of assessing the Company's relative ROIC performance in 2014. In exercising this downward discretion, the Compensation Committee utilized the table below (expressed as a percentage of the executive officer’s target annual bonus):

Adjusted EPS		Relative ROIC Performance (Percentile of Peer Group)
		< 33%	≥ 33% < 50%	≥ 50% < 65%	≥ 65%
≥ $4.00		175%	200%	200%	200%
$3.50	$3.99	150%	175%	175%	175%
$3.00	$3.49	125%	150%	175%	175%
$2.50	$2.99	100%	125%	150%	175%
$2.00	$2.49	75%	100%	125%	150%
$1.50	$1.99	66%	75%	100%	125%
$1.00	$1.49	50%	66%	75%	100%
< $1.00		0%	0%	0%	0%

In February 2015, the Compensation Committee evaluated the payment of cash bonuses under the 2014 Bonus Plan, certified that Adjusted EPS in excess of $1.00 had been achieved and determined that annual cash bonuses could be paid to our executive officers under the 2014 Bonus Plan. The Compensation Committee further determined, based upon the table above, that the Company achieved Adjusted EPS in excess of $3.00 and relative ROIC in the top half of our comparator group during the 2014 fiscal year. As a result, the Compensation Committee authorized cash bonuses to our NEOs in recognition of service during the 2014 fiscal year equal to 175% of their target annual bonuses. This resulted in the payment of a cash bonus to Mr. Yemin equal to 245% of his base compensation and the payment of cash bonuses to our other NEOs equal to 87.5% of their base compensation (prorated in the case of Mr. Smith to reflect his partial year of service to the Company).

2015 Annual Incentive Plan

In February 2015, the Compensation Committee approved an Annual Incentive Plan for the 2015 fiscal year (the “2015 Bonus Plan”). Payment of awards under the 2015 Bonus Plan will primarily be based on the Company’s earnings per share performance for the year ending December 31, 2015, as such may be adjusted by the Compensation Committee for certain non-cash gains or losses (“Adjusted EPS”).

Under the 2015 Bonus Plan, no annual bonuses will be paid to our executive officers unless the Company’s Adjusted EPS for the year ending December 31, 2015 equals or exceeds $1.00. If so, the 2015 Bonus Plan is fully funded and the Compensation Committee may further evaluate the Company’s relative performance and exercise downward discretion under the formula set forth below.

•	Financial Performance. The Compensation Committee expects to attribute 60% of its evaluation to the Company’s financial performance under an Adjusted EPS / Relative ROIC matrix similar to the one used in the 2014 Bonus Plan.

•
Refinery Safety. The Compensation Committee expects to attribute 20% of its evaluation, apportioned equally, to each of (i) the Company’s performance in refinery safety as measured by the Company’s total recordable incident rate and (ii) Tier I and II events at company refining facilities under the OSHA Process Safety Management standard.

•
Refinery Utilization. The Compensation Committee expects to attribute the remaining 20% of its evaluation to the Company’s performance in refinery utilization as compared to utilization statistics published by the United States Department of Energy and United States Energy Information Administration.

Long-Term Incentives

The Compensation Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our NEOs is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Compensation Committee believes that the best interests of our stockholders would be most effectively advanced by enabling our NEOs, who are responsible for our management, growth and success, to receive compensation from time to time in the form of long-term incentive awards. Because the vesting of long-term awards is based upon continued employment with us, the awards are designed to provide our NEOs with an incentive to remain with us. Since long-term awards will increase in value in conjunction with an increase in the value of our Common Stock or other performance metrics, such awards are also designed to align the interests of our NEOs and our stockholders.

Compensatory Arrangements and Long-Term Incentives

No compensatory arrangement with any NEO guarantees that long-term incentive compensation will be awarded to him each year. The decision to award long-term incentive compensation to our NEOs, and the determination of the amounts thereof (if any), is the prerogative of the Compensation Committee and/or the Board.

Awards Under the Plan to Certain NEOs in 2011

In 2011, Messrs. Ginzburg, Green, Daily and Thomas received significant RSU awards in connection with the execution of their current employment agreements. The RSUs vest quarterly during the term of the NEO's employment agreement (subject to a minimum six-month vesting period). Holders of RSUs, including our NEOs, are also credited with dividend equivalents for any cash dividends paid on the number of shares covered by the RSUs as a cash deferral, which deferral is settled in cash upon the vesting of the RSUs. We intend to continue our practice of granting dividend equivalent rights with respect to full value awards.

The Company’s practice in 2011 was to grant significant equity awards under the Plan to our NEOs at the commencement of an employment agreement that vest over the term of the employment agreement. Following the significant award to the NEO at the commencement of an employment agreement, no further awards under the Plan are made during the term of the employment agreement. Accordingly, Messrs. Ginzburg, Green and Thomas have not received further awards under the Plan since 2011.

For a description of the Plan, you should read the narrative discussions set forth below. For a description of the limited delegation of authority to our chief executive officer to grant certain SARs and NQSOs, as well as the predetermined quarterly grant date practices upon which this authority must be exercised, you should read the narrative discussion of our Compensation Committee under the heading "Committees of the Board of Directors" in this Proxy Statement.

2006 Long-Term Incentive Plan

In anticipation of our initial public offering in 2006, our Board and then-sole stockholder adopted the Plan in April 2006, and amendments to the Plan were approved by our Board and stockholders on May 4, 2010. The Plan expires in April 2016. At December 31, 2014, the Plan provided equity-based compensation to approximately 900 of our employees, including our NEOs. The Plan permits us to grant stock-based awards such as NQSOs, SARs and RSUs as well as cash incentive awards to directors, officers, employees, consultants and other individuals (including advisory board members) who perform services for us or our affiliates. RSU awards under the Plan are accompanied by dividend equivalent rights providing for a lump sum cash amount equal to the accrued dividends from the grant date of the RSU, which is paid in cash on the vesting date.

The Compensation Committee generally administers the Plan, has discretion to select the persons to whom awards are made under the Plan and prescribes the terms and conditions of each award under the Plan. The Board also has the power to administer the Plan.

With respect to the application of the plan to non-employee directors, the Board has sole responsibility and authority for matters relating to the grant and administration of awards. For a description of the Compensation Committee’s delegation of authority to grant equity awards, you should read the narrative discussion of our Compensation Committee under the heading "Committees of the Board of Directors" in this Proxy Statement.

Equity awards under the Plan are subject to exercise or base prices equal to (or greater than) the market price of our Common Stock on the grant date. We define the market price of our Common Stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading. In June 2010, we began using SARs, rather than NQSOs, as the primary form of appreciation awards under the Plan. We believe that, over time, SARs require us to issue fewer shares under the Plan and are, therefore, likely to be less dilutive to our stockholders. Our practice has been to make initial grants of equity awards under the Plan to newly hired eligible employees, including our NEOs. In June of each year, we have also made annual grants of equity awards under the Plan to existing eligible employees in quantities less than the employee's initial grant. In 2014, we granted 1,005,300 SARs and 95,616 RSUs under the Plan, including 49,836 RSUs and 49,836 performance-based RSUs to an NEO (Mr. Yemin) and an aggregate of 20,780 RSUs to our non-employee directors.

We intend to continue our practice of providing long-term equity-based compensation under the Plan to our employees, including our NEOs, through time-vested grants with exercise or base prices equal to (or greater than) the market price of our Common Stock on the grant date. We also intend to continue our practice of making initial grants to newly hired eligible employees, including future NEOs. The Compensation Committee does not consider gains from prior equity awards in setting other elements of compensation. For a description of how the grant dates of certain equity awards are predetermined with reference to the expected release of material non-public information, you should read the narrative discussion of our Compensation Committee under the heading "Committees of the Board of Directors" in this Proxy Statement.

Fringe Benefits, Perquisites and Severance Provisions

Our NEOs are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan (“401(k) Plan”) for eligible employees (including our NEOs) administered by Wells Fargo Institutional Retirement and Trust, a business unit of Wells Fargo Bank, N.A. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the 401(k) Plan. After the first anniversary of employment with us, we match employee contributions to the 401(k) Plan, including those by our NEOs, on a fully vested basis up to a maximum of six percent of eligible compensation.

Since the 2008 tax year, we have reimbursed our executive officers for the cost of professional preparation of their income tax returns. Because our executive officers are typically among our most highly compensated employees, their personal tax returns may be examined in connection with examinations of our tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax advice will mitigate the personal risks that accompany the heightened scrutiny of their compensation, provide us with a retention and recruiting tool for executive officers, and protect us from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.

In addition, we provided limited additional perquisites to Messrs. Yemin, Ginzburg and Green in 2014 pursuant to the terms of their employment agreements. Messrs. Yemin and Ginzburg each received the use of a company-owned automobile. Mr. Ginzburg also received a residence allowance of $4,500 per month, an education allowance of $1,000 per minor child per month, the cost of roundtrip business class airfare for trips to Israel for himself and his family and the value of income taxes incurred as a result of the airfare benefit. We also reimbursed Messrs. Ginzburg and Green for the value of income taxes incurred as a result of vested RSUs granted under their 2011 employment agreements. We expect the perquisites provided to Messrs. Yemin, Ginzburg and Green in 2014 to continue in 2015 pursuant to their current employment agreements. For a description of the perquisites paid to our NEOs for 2014, you should read the 2014 Summary Compensation Table in this Proxy Statement.

The employment agreements with our NEOs as well as the terms of the Plan may require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or an exchange transaction. The employment agreements also allow us to “clawback” certain compensation from Messrs. Ginzburg, Green, Daily and Thomas in connection with certain terminations of their employment. For a description of the terms of these arrangements, see “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement. We have established these arrangements because we believe that providing NEOs with compensation and benefit arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of other companies in our industry and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.

Advisory Vote on Executive Compensation

We conducted our second advisory vote to approve our executive compensation at our 2014 Annual Meeting of Stockholders and more than 70% of the votes cast were in favor of our NEO compensation as described in our proxy statement. As a result, our NEO compensation was approved (on an advisory basis) by our stockholders. We have also determined that our stockholders should vote on an advisory say-on-pay proposal every third year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting of Stockholders. As a result, our next advisory say-on-pay vote will occur in connection with our 2017 Annual Meeting of Stockholders.

While these votes are not binding on us, our Board or its committees, we believe it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policy and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board and its Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our NEOs as disclosed in the proxy statement, our Board will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address the concerns. In addition to the advisory vote to approve our executive compensation, we encourage ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Stock Ownership Requirements

In December 2014, our Board adopted the stock ownership and retention guidelines set forth below:

Individual	Value of Shares To Be Owned
Chief Executive Officer	5 x Base Salary
Other Executive Officers	2 x Base Salary
Non-Employee Director	3 x Base Annual Retainer

Executive officers and non-employee directors have five years to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our stock ownership and retention guidelines is available on our website at www.DelekUS.com.

Prohibition Against Speculative Transactions

Our Code of Business Conduct & Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock in an effort to hedge certain economic risks or otherwise.

Guidelines For Trades By Insiders

We maintain policies that govern trading in our common stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a trading plan within 30 days after adoption. In addition, we discourage termination or amendment of trading plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Carlos E. Jordá, Chairman
William J. Finnerty
Charles H. Leonard
Shlomo Zohar

2014 Summary Compensation Table

The 2014 Summary Compensation Table below summarizes the compensation for the fiscal year ended December 31, 2014 (and the two prior fiscal years) for (i) our principal executive officer (Mr. Yemin), (ii) our principal financial officer (Mr. Ginzburg) and (iii) our three other most highly compensated executive officers for the fiscal year ended December 31, 2014 (Messrs. Green, Smith and Thomas). We refer to these individuals collectively herein as our “named executive officers” or “NEOs.” The footnotes to the 2014 Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

(a)	(b)	(c)		(d)		(e)	(f)	(i)		(j)
Name Principal Position(s)	Fiscal Year	Salary*		Bonus		Stock Awards	Option Awards	All Other Compensation		Total
		($)	(1)	($)(2)	(1)	($)(3)	($)	($)		($)
Ezra Uzi Yemin President and Chief Executive Officer	2014	880,000	13.7%	2,156,000	33.6%	3,336,022	—	41,818	(4)	6,413,840
	2013	635,723	8.5%	3,660,000	49.1%	2,235,130	—	918,968		7,449,821
	2012	468,000	5.6%	1,500,000	17.8%	5,546,600	—	890,254		8,404,854
Assaf Ginzburg Executive Vice President and Chief Financial Officer	2014	306,154	30.2%	280,000	27.6%	—	—	429,018	(5)	1,015,172
	2013	280,000	28.8%	92,400	9.5%	91,449	—	508,344		972,193
	2012	280,000	12.5%	210,000	9.4%	1,132,500	—	615,955		2,238,455
Frederec Green Executive Vice President	2014	306,154	36.5%	280,000	33.4%	—	—	253,235	(6)	839,389
	2013	280,000	32.6%	92,400	10.8%	91,449	—	395,158		859,007
	2012	280,000	14.2%	210,000	10.6%	1,132,500	—	351,934		1,974,434
Mark D. Smith Executive Vice President (7)	2014	166,923	21.2%	201,700	25.7%	—	342,875	74,587	(8)	786,085
Kent B. Thomas Executive Vice President, General Counsel and Secretary (9)	2014	252,885	49.6%	240,625	47.2%	—	—	16,212	(10)	509,722
	2013	250,000	66.2%	82,500	21.8%	—	—	45,115		377,615

*
Amounts shown represent 26 bi-weekly pay periods during each fiscal year and are not reduced to reflect the NEO's contributions, if any, to the Company’s 401(k) Plan. Amounts shown are amounts actually earned by the NEO during the applicable fiscal year and reflect, to the extent applicable, the impact of any salary increase during the year.

(1)	This column represents the dollar amount as a percentage of the Total Compensation figure set forth in column (j).

(2)
Bonuses for the 2014 fiscal year consist of annual cash incentives paid under our 2014 Bonus Plan in March 2015 plus, in the case of Mr. Smith, a $50,000 cash bonus paid in connection with the commencement of his employment with us.

(3)
The fiscal year 2014 amounts for Mr. Yemin represent the fair value of 49,836 performance RSUs and 49,836 RSUs granted to Mr. Yemin on June 10, 2014. The fair value of the performance RSUs is calculated using a Monte-Carlo simulation model, which assumes a risk-free rate of interest of 0.72%, an expected life of 2.56 years and an expected volatility of 40.26%. The fair value of the RSUs is calculated using the closing price of our Common Stock on the date of the grant. Assumptions used in the calculation of these amounts for the 2014 fiscal year are included in footnote 11 to our audited financial statements for the 2014 fiscal year included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015.

(4)
For the fiscal year 2014, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $15,600, group term life insurance premiums of $810 and the incremental costs of the following perquisites: professional tax preparation fees and personal use of a company-owned automobile.

(5)
For the fiscal year 2014, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $11,895, group term life insurance premiums of $340, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $35,182, reimbursement in the amount of $274,553 for the value of income taxes incurred as a result of vested RSUs, reimbursement of the value of income taxes incurred as a result of the airfare benefits in the amount of $11,117 and the incremental costs of the following perquisites: a residence allowance in the aggregate amount of $54,000, a family education allowance, personal use of a company-owned automobile, professional tax preparation fees and the value of roundtrip airfare to Israel for Mr. Ginzburg and his family. We calculated the aggregate incremental cost of the education allowance, residence allowance and airfare benefits as the dollar amount paid by us to Mr. Ginzburg.

(6)
For the fiscal year 2014, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $10,713, group term life insurance premiums of $566 and reimbursement in the amount of $241,956 for the value of income taxes incurred as a result of vested RSUs. This amount does not include the value of perquisites and other personal benefits or property received by Mr. Green because the aggregate amount of such compensation was less than $10,000.

(7)	Information is presented only for the 2014 fiscal year because Mr. Smith was not an NEO for the 2012 and 2013 fiscal years.

(8)	For the fiscal year 2014, this amount includes group term life insurance premiums of $348 and moving expenses in the amount of $74,239.

(9)	Information is presented only for the 2014 and 2013 fiscal years because Mr. Thomas was not an NEO for the 2012 fiscal year.

(10)
For the fiscal year 2014, this amount includes matching contributions to the Company's 401(k) Plan in the amount of $15,335 and group term life insurance premiums of $878. This amount does not include the value of perquisites and other personal benefits or property received by Mr. Thomas because the aggregate amount of such compensation was less than $10,000.

Grants of Plan Based Awards in 2014

The following table provides information regarding plan-based awards granted to Messrs. Yemin and Smith during fiscal year 2014.

Name (1)	Grant Date	Authorization Date	Stock Awards: Number of Shares of Stock or Units (2)	Option Awards: Number of Securities Underlying Options (2) (3)	Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards (3)
Ezra Uzi Yemin	06/10/2014	05/05/2015	24,918	—	—	$942,399
			24,918	—	—	$893,559
			49,836	—	—	$1,500,064
Mark D. Smith	06/10/2014	05/05/2014	—	32,500	$30.10	$342,875

(1)	Because Messrs. Ginzburg, Green and Thomas continued to benefit from significant plan-based equity awards granted in prior years, they were not granted plan-based equity awards during 2014.

(2)
On June 10, 2014, Mr. Yemin was granted two tranches of 24,918 performance RSUs each and 49,836 RSUs. Both tranches of performance RSUs are subject to a performance period beginning April 1, 2014 with one ending December 31, 2015 and the other ending December 31, 2016. 8,305 of the RSUs had vested at December 31, 2014, 4,153 vested on March 10, 2015 and 4,153 will vest every three months thereafter until the final tranche of 4,154 vests on June 10, 2017. Mr. Smith was granted 32,500 SARs on June 10, 2014 in connection with his commencement of employment with us.

(3)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2014 fiscal year are included in footnote 11 to our audited financial statements for the 2014 fiscal year included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015.

Narrative to the 2014 Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table

Yemin Agreement

In anticipation of the expiration of our prior employment agreement with Mr. Yemin in October 2013, the Compensation Committee engaged Aon to provide a chief executive officer compensation analysis and recommendation for a new employment agreement. Aon's research provided compensation data based upon size-regressed data from our Comparator Group, unregressed data from general industry companies of similar size to us and an equally weighted blend of the two. Based upon its research, Aon also provided a recommendation for the various key terms of Mr. Yemin's employment agreement including, without limitation, contract length, base compensation, annual incentive compensation, long-term incentive compensation and provisions pertaining to separation of employment and change-in-control. After evaluating the Aon data, the Compensation Committee recommended, the Board approved and the Company entered into Mr. Yemin's current employment agreement effective November 1, 2013 (the "Yemin Agreement").

Under the terms of the Yemin Agreement, Mr. Yemin will continue to serve as the Company’s Chief Executive Officer and as the Chairman of the Board. The Yemin Agreement specifies that Mr. Yemin’s base salary shall be no less than the annualized equivalent of $880,000 and set his annual bonus target for the 2014 fiscal year at 140% of his base salary. Additionally, Mr. Yemin will be eligible to participate in the Company’s long-term incentive plans that may be in effect from time to time for the Company and its subsidiaries, including, without limitation, the Plan and the DKL LTIP, on terms commensurate with his position and duties, as determined by the Board on an annual basis. The Yemin Agreement eliminated the following perquisites previously provided to Mr. Yemin under his prior employment agreement: rent-free residence, the cost of personal travel to Israel during each calendar year for himself, his spouse and each of his minor children, an education allowance of $1,000 per month for each of his minor children, tax gross-up payments and the payment of dividend equivalents on SARs. Under the Yemin Agreement, Mr. Yemin leases his residence from us at fair market value and holds an option to purchase the residence from the Company at fair market value. In addition, he will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and will continue to be provided the personal use of a company-owned automobile.

Under the terms of the Yemin Agreement, Mr. Yemin may receive certain benefits upon the expiration or termination of his employment. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms.

Employment Agreements with Ginzburg, Green, Smith and Thomas

We entered into an employment agreement effective August 1, 2011 with Mr. Ginzburg that expires on June 30, 2015. The agreement provides that Mr. Ginzburg will receive an annualized base salary of at least $280,000 and will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement. The agreement also sets Mr. Ginzburg's annual bonus target between 33% and 75% of his base salary at the end of the bonus year and provided for the RSU grant and perquisites set forth below.

Under the 2011 agreement, Mr. Ginzburg will continue to be paid a residence allowance of $4,500 per month, an education allowance of $1,000 per month for each of his minor children, will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and one personal trip to Israel during each calendar year for himself, his spouse and his minor children and will continue to be provided the personal use of a company-owned automobile. The 2011 agreement provides that income taxes incurred by Mr. Ginzburg as a result of his airfare benefits will be grossed up at his marginal tax rate. On September 10, 2011, Mr. Ginzburg was granted 200,000 RSUs of which 173,334 had vested at December 31, 2014, 13,333 vested on March 10, 2015 and 13,333 will vest on June 10, 2015. Under the 2011 agreement, income taxes incurred by Mr. Ginzburg as a result of the vesting of the 200,000 RSUs will be reimbursed to him, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our Common Stock were $13.00 on each RSU vesting date.

We entered into employment agreements effective November 1, 2011 with each of Messrs. Green and Thomas. The agreements for Messrs. Green and Thomas expire on April 30, 2016 and October 31, 2016, respectively. The agreements provide that Mr. Green will receive an annualized base salary of at least $280,000, Mr. Thomas will receive an annualized base salary of at least $250,000 and each will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement. The agreements also set each executive's annual bonus target between 33% and 75% of his base salary at the end of the bonus year and provided for the RSU grants set forth below.

Mr. Green was granted 200,000 RSUs on December 10, 2011 of which 141,250 had vested at December 31, 2014, 11,750 vested on March 10, 2015 and 11,750 will vest on the tenth day of the last month of each calendar quarter thereafter through March 10, 2016. Income taxes incurred as a result of these RSUs will be reimbursed to Mr. Green, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our Common Stock were $13.00 on each vesting date. Mr. Thomas was granted 100,000 RSUs on December 10, 2011 of which 63,250 had vested at December 31, 2014, 5,250 vested on March 10, 2015 and 5,250 will vest on the tenth day of the last month of each calendar quarter thereafter through September 10, 2016. Mr. Thomas does not receive any tax reimbursements or gross-ups in connection with RSUs.

We entered into an offer of employment agreement with Mr. Smith dated April 4, 2014 that does not expire. The agreement provides that Mr. Smith will receive an annualized base salary of at least $280,000 and sets an annual bonus target of up to 75% of his base salary at the end of the bonus year. Pursuant to the agreement, Mr. Smith was granted 32,500 SARs on June 10, 2014. None of these SARs had vested at December 31, 2014 and 8,125 will vest on each of the first four anniversaries of the grant date.

Each of Messrs. Ginzburg, Green, Smith and Thomas may receive certain benefits upon the expiration or termination of employment under their employment agreements. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms.

Outstanding Equity Awards at December 31, 2014

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2014.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Ezra Uzi Yemin (2)	—	—		—	—	24,918	(3)	$679,763
						24,918	(3)	$679,763
						41,531	(3)	$1,132,966
						73,464	(4)	$2,605,768
Assaf Ginzburg	1,625	1,625	(5)	$14.25	6/10/2021	26,666	(6)	$727,448
						30,000	(4)	$1,064,100
Frederec Green	15,000	—		$9.17	6/10/2019	58,750	(7)	$1,602,700
	3,250	—		$6.98	6/10/2020
	3,250	1,625	(5)	$14.25	6/10/2021	30,000	(4)	$1,064,100
Mark D. Smith	—	32,500	(8)	$30.10	6/10/2024	—		n/a
Kent B. Thomas	—	1,625	(5)	$14.25	6/10/2021	36,750	(9)	$1,002,540
						7,500	(4)	$266,025

(1)
Amounts in this column are based upon a fair market value of $27.28 per share and $35.47 per unit which were the NYSE closing prices of our Common Stock and Delek Logistics' common units, respectively, on December 31, 2014. The value of Mr. Yemin's performance RSUs assume settlement at the target quantities.

(2)	Amounts for Mr. Yemin do not include outstanding GP Membership Interests granted to him in December 2013.

(3)
On June 10, 2014, Mr. Yemin was granted two tranches of 24,918 performance RSUs each and 49,836 RSUs. Both tranches of performance RSUs are subject to a performance period beginning April 1, 2014 with one ending December 31, 2015 and the other ending December 31, 2016. 8,305 of the RSUs had vested at December 31, 2014, 4,153 vested on March 10, 2015 and 4,153 will vest every three months thereafter until the final tranche of 4,154 vests on June 10, 2017.

(4)	Consists of DKL Phantom Units that are scheduled to vest ratably every six months beginning June 10, 2015 through December 10, 2017.

(5)	The SARs vest on June 10, 2015.

(6)
Pursuant to his 2011 employment agreement, Mr. Ginzburg was granted 200,000 RSUs on September 10, 2011 of which 173,334 had vested at December 31, 2014, 13,333 vested on March 10, 2015 and 13,333 will vest on June 10, 2015.

(7)
Pursuant to his 2011 employment agreement, Mr. Green was granted 200,000 RSUs on December 10, 2011 of which 141,250 had vested at December 31, 2014, 11,750 vested on March 10, 2015 and 11,750 will vest every three months thereafter through March 10, 2016.

(8)	Pursuant to the offer of employment agreement executed by Mr. Smith in 2014, he was granted 32,500 SARs on June 10, 2014 that will vest ratably on the first four anniversaries of the grant date.

(9)
Pursuant to the employment agreement executed by Mr. Thomas in 2011, he was granted 100,000 RSUs of which 63,250 had vested at December 31, 2014, 5,250 vested on March 10, 2015 and 5,250 will vest every three months thereafter through September 10, 2016.

Option Exercises and Stock Vested in 2014

The following table provides information about NQSO and SAR exercises by, and the vesting of RSUs and DKL phantom units for, our NEOs during fiscal year 2014.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise		Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
Ezra Uzi Yemin	n/a		n/a	32,793	(3)	$1,051,316
Assaf Ginzburg	1,625	(4)	$43,290	63,332	(4)	$1,944,360
Frederec Green	—		—	57,000	(5)	$1,753,498
Mark D. Smith	—		n/a	—		n/a
Kent B. Thomas	10,750	(6)	$227,306	24,750	(6)	$753,593

(1)	The values in this column are based upon the difference between the fair market value of our Common Stock on the exercise dates and the exercise price or base price of the NQSO or SAR, respectively.

(2)	The values in this column are based upon the fair market value of our Common Stock or DKL common units on the vesting dates.

(3)	Consists of the following:

Date	Stock Vested	Fair Market Value
06/10/2014	12,244	$434,172
12/10/2014	8,305	$226,560
	12,244	$390,584

(4)	Consists of the following:

Date	Stock Vested	Options Exercised	Exercise/Base Price	Fair Market Value
03/10/2014	13,333	—	n/a	$388,257
06/10/2014	13,333	—	n/a	$401,323
	5,000	—	n/a	$177,300
09/10/2014	13,333	—	n/a	$454,255
09/15/2014	—	1,625	$6.98	$43,290
12/10/2014	13,333	—	n/a	$363,724
	5,000	—	n/a	$159,500

(5)	Consists of the following:

Date	Stock Vested	Fair Market Value
03/10/2014	11,750	$342,160
06/10/2014	11,750	$353,675
	5,000	$177,300
09/10/2014	11,750	$400,323
12/10/2014	11,750	$320,540
	5,000	$159,500
(6)    Consists of the following:

Date	Stock Vested	Options Exercised	Exercise/Base Price	Fair Market Value
03/10/2014	5,250	—	n/a	$152,880
	1,250	—	n/a	$36,400
04/15/2014	—	7,500	$8.37	$162,225
06/10/2014	5,250	—	n/a	$158,025
	1,250	—	n/a	$44,325
	—	1,625	$6.98	$38,464
	—	1,625	$14.25	$26,618
09/10/2014	5,250	—	n/a	$178,868
12/10/2014	5,250	—	n/a	$143,220
	1,250	—	n/a	$39,875

Potential Payments Upon Termination or Change-In-Control

The following tables disclose the estimated payments and benefits that would be provided to each of our NEOs, applying the assumptions that each of the triggering events relating to termination of employment and changes in control described in their respective employment agreements, the Plan and the Logistics LTIP took place on December 31, 2014 and their last day of employment was December 31, 2014. These amounts are in addition to benefits payable generally to our salaried employees. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ. Factors that could affect these amounts include the timing during the year of any such event and the fair market values of our Common Stock and Delek Logistics' common units.

Termination of Employment

The "Termination of Employment" table below assumes that (a) we terminated the NEO’s employment without cause effective December 31, 2014 when the fair market value of our Common Stock was $27.28 per share, (b) any required advance notice provisions had been satisfied, (c) the vesting of equity awards under the Plan were accelerated by our Board pursuant to any applicable employment agreement provisions (including the prorated acceleration of performance RSUs at target quantities) and (d) the vesting of equity awards under the Logistics LTIP were not accelerated because the Logistics GP board is not bound by the employment agreements with our NEOs.

Termination of Employment	Ezra Uzi Yemin	Assaf Ginzburg	Frederec Green	Mark D. Smith	Kent B. Thomas
Severance Payment	$4,224,000	$160,000	$160,000	$140,000	$137,500
Prorated Annual Cash Bonus	$2,156,000	$280,000	$280,000	n/a	$240,625
COBRA	$32,092	$10,697	$10,697	n/a	$10,697
Accrued/Unused Vacation	$27,077	$17,231	$16,000	n/a	$28,558
Accelerated RSUs / Performance RSUs	$703,305	$727,448	$641,080	n/a	$286,440
Accelerated SARs	n/a	$21,174	$21,174	n/a	$21,174
Accelerated DKL Phantom Units	n/a	n/a	n/a	n/a	n/a
Residence Benefit	n/a	$27,000	n/a	n/a	n/a
Education Benefit	n/a	$12,000	n/a	n/a	n/a
TOTAL	$7,142,474	$1,255,550	$1,128,951	$140,000	$724,994

Change-In-Control

The "Change-In-Control" table below assumes that an “exchange transaction” (as described under the heading "2006 Long-Term Incentive Plan" below) occurred on December 31, 2014 when the fair market values of our Common Stock and Delek Logistics common units were $27.28 per share and $35.47 per unit, respectively, and, as a result, the NEO's employment is terminated and our Board and the Logistics GP board of directors decided that all outstanding plan-based and other equity awards should become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out).

Change-In-Control	Ezra Uzi Yemin	Assaf Ginzburg	Frederec Green	Mark D. Smith	Kent B. Thomas
Severance/Change-In-Control Payment	$6,336,000	$160,000	$160,000	$140,000	$137,500
Prorated Annual Cash Bonus	$2,156,000	$280,000	$280,000	n/a	$240,625
COBRA	$32,092	$10,697	$10,697	n/a	$10,697
Accrued/Unused Vacation	$27,077	$17,231	$16,000	n/a	$28,558
Accelerated GP Membership Interests	$1,405,575	n/a	n/a	n/a	n/a
Accelerated RSUs / Performance RSUs	$2,492,492	$727,448	$1,602,700	n/a	$1,002,540
Accelerated SARs	n/a	$21,174	$21,174	n/a	$21,174
Accelerated DKL Phantom Units	$2,605,768	$1,064,100	$1,064,100	n/a	$266,025
Residence Benefit	n/a	$27,000	n/a	n/a	n/a
Education Benefit	n/a	$12,000	n/a	n/a	n/a
TOTAL	$15,055,004	$2,319,650	$3,154,671	$140,000	$1,707,119

Narrative to the Potential Payments Upon Termination or Change-In-Control Tables

Yemin Agreement

We have an employment agreement with Mr. Yemin which contains certain provisions relating to the termination of his employment. If Mr. Yemin’s employment is terminated by the Company without Cause (as defined in the Agreement) or is terminated by Mr. Yemin for Good Reason (as defined in the Agreement) other than in the context of a Change in Control (as defined in the Agreement), Mr. Yemin will be entitled to receive (i) an amount equal to the product of (A) the sum of Mr. Yemin’s base salary and target annual bonus, in each case as in effect immediately prior to the notice of termination (the “Separation Base Amount”) multiplied by (B) two, (ii) the costs of continuing COBRA health insurance coverage for Mr. Yemin’s family for 18 months following termination (the “Health Benefit Continuation”), (iii) the annual bonus to which Mr. Yemin would have otherwise been entitled if his employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year (the “Post-Employment Annual Bonus”), and (iv) the immediate vesting of unvested equity awards granted to Mr. Yemin under the Company’s long-term incentive plans but, in the case of performance awards, only to the extent that the applicable performance period has elapsed through the date of termination and, in the case of other awards, only to the extent that the awards would have otherwise vested within six months following the date of termination. The "Termination of Employment" table above assumes the acceleration of 8,306 unvested RSUs and 17,475 unvested performance RSUs at December 31, 2014 for Mr. Yemin.

The Yemin Agreement also contains a "double trigger" change in control provision. If within two years following a Change in Control Mr. Yemin’s employment is terminated by the Company other than for Cause or by Mr. Yemin for Good Reason, Mr. Yemin will be entitled to receive (i) an amount equal to the product of the Separation Base Amount multiplied by three, (ii) the Health Benefit Continuation, (iii) the Post-Employment Annual Bonus and (iv) the immediate vesting of all unvested equity awards granted to Mr. Yemin under the Company’s long-term incentive plans.

The Yemin Agreement also provides Mr. Yemin with the option to purchase his residence from us following the termination of his employment (other than termination for Cause). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the fair market value of the residence at the time of purchase. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2014 because the option does not allow him to purchase the residence at less than fair market value.

If Mr. Yemin’s employment terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies, Mr. Yemin’s beneficiaries would receive a death benefit equal to 1.5 times Mr. Yemin’s salary at the time of death. Please see the narrative discussion following the 2014 Summary Compensation Table and Grants of Plan Based Awards in 2014 table in this Proxy Statement for further discussion of the material terms of the Yemin Agreement.

Ginzburg Employment Agreement

Upon termination of his employment by us for any reason other than for Cause, Mr. Ginzburg will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance, automobile, education and residence benefits for six months following termination. In addition, if we terminate Mr. Ginzburg's employment during the term of his employment agreement for any reason other than for Cause, he will also be entitled to the immediate vesting of all unvested equity awards under the Plan to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of his employment agreement. The "Termination of Employment" table above assumes the acceleration of 26,666 unvested RSUs and 1,625 unvested SARs with base prices of $14.25 at December 31, 2014 for Mr. Ginzburg. In addition, if Mr. Ginzburg terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also "clawback" an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

Green, Thomas and Smith Employment Agreements

Upon our termination of the employment of Messrs. Green, Thomas or Smith for any reason other than for Cause, the terminated executive will be entitled to a severance payment equal to 50% of his base salary. In addition, Messrs. Green and Thomas will be entitled to the payment of accrued and unused vacation, a prorated annual bonus (if any) and the continuation of insurance benefits for six months following termination. If the termination occurs during the term of the terminated executive's employment agreement for any reason other than for cause, Messrs. Green and Thomas will also be entitled to the immediate vesting of all unvested equity awards under the Plan to the extent that the awards would have vested if the terminated executive's employment would have continued for the lesser of six months or the expiration of his employment agreement. The "Termination of Employment" table above assumes the acceleration of 23,500 and 10,500 unvested RSUs for Messrs. Green and Thomas, respectively, and the acceleration of 1,625 unvested SARs for each of them with base prices of $14.25 at December 31, 2014. The acceleration of Mr. Smith's 32,500 SARs at December 31, 2014 would have provided no value to him because the $30.10 base price of the SARs was in excess of the $27.28 fair market value of our Common Stock on that date. In addition, if either of Messrs. Green or Thomas terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also “clawback” an amount equivalent to the amount of base salary the terminated executive would have earned during the required, but not provided, notice period.

GP Membership Interests

In March 2013, we granted Messrs. Yemin, Ginzburg and Green awards of 1.0%, 0.2% and 0.2% GP Membership Interests, respectively; and, in connection with the negotiation of the Yemin Agreement, we granted Mr. Yemin an additional 4.0% GP Membership Interest. As members of Logistics GP, Messrs. Yemin, Ginzburg and Green participate in its profits and losses from operations, distributions from operations and liquidation value. Logistics GP is entitled to distributions in respect of its 2.0% general partner interest and its incentive distribution rights in Delek Logistics. Any Logistics GP distributions payable to its members while GP Membership Interests are unvested will be paid in arrears upon vesting of such interest.

All GP Membership Interests are subject to restrictions on transfer under Logistics GP's limited liability company agreement. In particular, the GP Membership Interests are subject to call, put, drag-along and tag-along rights. The call right allows the Company to repurchase the GP Membership Interests upon the termination of the NEO's employment and thereby reverse any dilutive effect of the award if performance falters. Upon termination for any reason other than for Cause, the put right enables the NEO to require the Company to repurchase his GP Membership Interests, if vested, at its fair market value. If any of Messrs. Yemin, Ginzburg or Green is terminated for Cause (as defined in each respective employment agreement), the terminated executive will forfeit his entire GP Membership Interest, whether vested or unvested. Upon termination for any reason other than for Cause, the terminated executive will have the right to require Logistics GP to repurchase the GP Membership Interest, if vested, and Logistics GP will have the right to repurchase the interest, in each case, at its fair market value, determined in accordance with Logistics GP's limited liability company agreement. In addition, Logistics GP, in its sole discretion, can cause the GP Membership Interests to vest upon an Exchange Transaction (as defined in Logistics GP's limited liability company agreement). The "Change-In-Control" table above assumes the acceleration of Mr. Yemin's unvested 1.25% GP Membership Interest at December 31, 2014.

2006 Long-Term Incentive Plan

Under the Plan and the applicable award agreements, equity awards that are not vested at the time the participant’s employment terminates will generally be immediately forfeited unless our Board or Compensation Committee determines otherwise. NQSOs and SARs that are vested but unexercised at the time of termination of employment will generally be forfeited unless they are exercised before the earlier of 30 days after such termination or the expiration of the award; however, the 15,000 NQSOs remaining from the 60,000 NQSOs granted to Mr. Green under his 2009 employment agreement will be forfeited unless they are exercised before the earlier of one year after such termination or the expiration of the award on June 10, 2019.

If an “exchange transaction” (as defined in the Plan) occurs with respect to our Common Stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. Such unvested awards may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in the holders of our Common Stock receiving cash, stock or other property in exchange for or in connection with their shares of our Common Stock. For an illustration of the value of accelerated equity awards under the Plan and the Logistics LTIP assuming that an “exchange transaction” occurred on December 31, 2014, please see the “Change-In-Control” table above which assumes the acceleration of 41,531, 26,666, 58,750 and 36,750 RSUs for Messrs. Yemin, Ginzburg, Green and Thomas, respectively, 49,836 performance RSUs for Mr. Yemin, 73,464, 30,000, 30,000 and 7,500 DKL phantom units for Messrs. Yemin, Ginzburg, Green and Thomas, respectively, and 1,625 SARs with base prices of $14.25 for each of Messrs. Ginzburg, Green and Thomas.

Compensation of Directors in 2014

We do not currently pay any director compensation to our employee director, Mr. Yemin. The compensation framework for our non-employee directors (the "Compensated Directors") was determined by the Board. Following a review of our director compensation by Aon in December 2013, the Compensation Committee recommended, and the Board approved, changes to our director compensation framework beginning with the 2014 fiscal year. Meeting fees were eliminated and the fees earned or paid in cash to our Compensated Directors are now comprised exclusively of fixed retainer fees. In addition, the equity awards granted to our Compensated Directors now target a grant date fair value rather than a specific quantity of shares. The table below summarizes the director compensation framework adopted effective January 1, 2014:

Base Retainer Fee (Per Year)	$75,000
Committee Retainers (Per Year):	Chairman	Others
Audit Committee	$12,000	$6,000
Compensation Committee	$12,000	$6,000
NCG Committee	$5,000	$3,000
EHS Committee	$5,000	$3,000
Equity Awards (Per Year)	$125,000

The following table sets forth a summary of the compensation we paid to our directors during fiscal year 2014.

Director Compensation
Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards	All Other Compensation	Total
William J. Finnerty	$62,083	$125,096	—	—	$187,179
Carlos E. Jordá	$90,750	$125,096	—	—	$215,846
Charles H. Leonard	$90,625	$125,096	—	—	$215,721
Philip L. Maslowe	$78,750	$125,096	—	—	$203,846
Shlomo Zohar	$92,500	$125,096	—	—	$217,596

(1)
Mr. Yemin did not receive any compensation in 2014 for his service as a director. Mr. Finnerty joined the Board in April 2014 and Mr. Maslowe's service terminated upon his death in November 2014. At December 31, 2014, Messrs. Finnerty, Jordá, Leonard and Zohar each held 2,078 unvested RSUs and Mr. Leonard also held 8,340 vested NQSOs and 1,500 vested SARs. No director held unvested NQSOs or SARs at December 31, 2014.

(2)
This column reports the amount of cash compensation earned in 2014 for Board and committee service. Mr. Maslowe served as the chairman of the Audit Committee until his death in November 2014 and was succeeded by Mr. Zohar. Mr. Jordá has served as chairman of the Compensation Committee since March 2013. Mr. Zohar served as chairman of the NCG Committee until he succeeded Mr. Maslowe as chairman of the Audit Committee. Mr. Leonard succeeded Mr. Zohar as chairman of the NCG Committee. Mr. Finnerty has served as chairman of the EHS Committee since the inception of that committee in August 2014. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board.

(3)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes of 4,156 RSUs granted to each of the Compensated Directors on June 10, 2014. The grant date fair value of $30.10 per share was equal to the NYSE closing price of our Common Stock on the grant date. Half of the RSUs granted to Messrs. Finnerty, Jordá, Leonard and Zohar vested on December 10, 2014, one-fourth vested on March 10, 2015 and the remainder will vest on June 10, 2015. All RSUs granted to Mr. Maslowe vested in December 2014 as a result of his death in November 2014.

PROPOSAL 2

REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2006 LONG-TERM INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

Our stockholders are being asked to reapprove the material terms of the performance goals for performance-based awards that may be awarded under our 2006 Long-Term Incentive Plan (the “Plan”), so that such awards may qualify for the performance-based compensation exemption from the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No amendments or modifications to the Plan are being proposed for stockholder approval, and the approval of this proposal by our stockholders will not result in any increase in the number of shares of Common Stock currently available for issuance under the Plan.

Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to each of our NEOs may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, compensation that qualifies as “performance-based compensation” is excluded from this $1,000,000 deduction limit and therefore remains fully tax deductible by the Company. The requirements of Section 162(m) of the Code for performance-based compensation include, but are not limited to, stockholder approval of the material terms of the performance goals under which compensation is paid and the reapproval of such performance goals no less frequently than every five years. Because the material terms of the performance goals under the Plan were last approved at our 2010 annual meeting of stockholders, the Board of Directors is seeking reapproval of the performance goals at this year’s annual meeting.

For purposes of Section 162(m) of the Code, the material terms of the performance goals for performance-based compensation that may be awarded under the Plan are: the class of eligible persons who may receive compensation under the Plan, the business criteria on which the performance goals are based and the maximum amount of compensation that may be paid to a participant under the Plan. The material terms of the performance goals under the Plan are described below under “Eligibility,” “Performance-Based Equity and Cash Awards,” “Plan Limits” and “Administration of the Plan.”

Effect of Proposal

You are not being asked to approve amendments or modifications to the Plan. The sole effect of stockholders’ reapproval of the material terms of the performance goals under the Plan is to facilitate our continued compliance with applicable legal requirements, so that certain incentive awards granted to our NEOs under the Plan may continue to qualify as tax deductible performance-based compensation under Section 162(m) of the Code. However, even if this proposal is approved by our stockholders, there are additional requirements that must be satisfied for performance-based awards under the Plan to be fully deductible under Section 162(m) of the Code. In addition, while reapproval of the performance goals is required for compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, it does not mean that all awards or other compensation under the Plan will qualify, or be intended to qualify, as performance-based compensation or otherwise be deductible.

Summary of the Plan

In anticipation of our initial public offering in 2006, our Board of Directors and then sole stockholder adopted the Plan in April 2006, and amendments to the Plan were approved by our Board and stockholders in May 2010. The Plan is a flexible vehicle through which we can attract, motivate, reward and retain key personnel of the Company and its affiliates through the grant of equity-based and/or cash incentive awards. The following is a brief description of the material features of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Eligibility. Awards under the Plan may be made to such directors, officers, employees, consultants and other individuals who may perform services for us or our affiliates, as the Compensation Committee (the “Committee”) may select.

Shares Available Under the Plan. The maximum number of shares of Common Stock with respect to which awards may be granted under the Plan is 5,053,392 shares, subject to adjustment to reflect certain transactions and events specified in the Plan. Shares covered by the unexercised portion of an award that terminates, expires or is canceled or settled in cash, shares forfeited or repurchased under the Plan, and shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award will again become available for issuance under the Plan. As of December 31, 2014, we had issued approximately 3.25 million shares under the Plan.

Forms of Equity Awards. Awards under the Plan may be in the form of options to purchase shares of our Common Stock, stock appreciation rights, restricted stock awards, deferred stock awards and other forms of stock-based awards.

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Stock Options. A stock option is a right to purchase shares of our Common Stock at a price fixed on the grant date, subject to vesting and other restrictions and conditions as determined by the Committee. Options granted under the Plan may be “incentive stock options” (“ISOs”) or “non-qualified stock options” (“NQSOs”) under the Code, depending upon the terms of the options and their designation by the Committee. The option purchase price per share may not be less than the fair market value per share of our Common Stock on the option grant date. The Committee may permit the exercise price to be paid in cash, by delivering previously-owned unrestricted shares having a value equal to the exercise price, by a cashless broker-assisted exercise, by the receipt of net shares pursuant to which we withhold from the option settlement shares having a value sufficient to cover the exercise price, or by a combination of these methods. No option may be exercisable after the tenth anniversary of the option grant date. Unless the Committee determines otherwise, options will expire sooner following the termination of a participant’s employment or other service. NQSOs were our preferred form of appreciation award from the adoption of the Plan in 2006 until June 2010.

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Stock Appreciation Rights (“SARs”). A stock appreciation right, or SAR, entitles a participant to receive upon exercise a payment equal to the difference between the base price of the SAR and the market price of our Common Stock on the date of exercise. The settlement of a SAR may be in the form of cash, shares, or a combination of cash and shares. The base price of a SAR may not be less than the fair market value of our Common Stock on the grant date. No SARs may be exercised after the tenth anniversary of the grant date. SARs are generally less dilutive than stock options because the SAR holder is not entitled to purchase the underlying shares. While a stock option holder typically realizes the appreciation in stock value by purchasing each underlying share at the fixed price and selling each underlying share at the market price, a SAR holder realizes the same appreciation without purchasing the underlying shares. As a result, a SAR is typically settled by issuing a quantity of shares that is significantly less than the quantity of shares covered by the SAR. For larger quantity equity awards, we believe the anti-dilutive nature of SARs make them an attractive alternative to stock options. Also, unlike stock options, we can reserve the right to settle SARs in cash. SARs have been our preferred form of appreciation award under the Plan since June 2010.

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Restricted Stock. Restricted stock is Common Stock that is issued subject to transfer restrictions and vesting, forfeiture and other conditions, as determined by the Committee. Shares of restricted stock generally vest upon satisfaction of specified performance conditions established by the Committee and/or the participant’s continuing employment or other service for a specified period of time. Unless otherwise determined by the Committee, the holder of a restricted stock award is entitled to vote the shares of restricted stock covered by the award and to receive the dividends paid on the shares (which may also be subject to vesting and other conditions). We have not granted any restricted stock awards under the Plan.

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Restricted Stock Units (“RSUs”). An RSU award consists of the right to receive shares of our Common Stock in the future, subject to vesting, forfeiture and other conditions, as determined by the Committee. An RSU will generally vest upon satisfaction of specified performance conditions established by the Committee and/or the participant’s continuing employment or other service for a specified period of time. The holder of an RSU has no rights as a stockholder with respect to the underlying shares unless and until the award vests and the award is settled in shares. However, the Committee may provide for the payment of dividend equivalents in the form of cash or shares in an amount equal to the dividends that would have been payable if the shares were outstanding. RSUs have been our preferred form of full value award since the adoption of the Plan in 2006.

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Other Stock-Based Awards. The Committee may grant other forms of awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our Common Stock. These awards may include, for example, stock bonuses, dividend equivalents (either alone or in conjunction with other awards), convertible or exchangeable debt securities, and other rights convertible or exchangeable into shares.

Performance-Based Equity and Cash Awards. Under the Plan, we are permitted to make various types of performance-based awards that can qualify for the performance-based compensation exemption from the executive compensation deduction limitations of Section 162(m) of the Code. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards and the grant, vesting or payment of annual and long-term cash incentive awards on the achievement of specified performance goals. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee. A performance goal established in connection with an award must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain, but not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on business criteria such as total revenue, operating income, and cash flow, among other things. The performance criteria that could be used in establishing performance goals under the Plan include:

(i)	total revenue or any key component thereof;

(ii)
operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e., EBITA); earnings before interest, taxes, depreciation and amortization (i.e., EBITDA); or net income;

(iii)	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

(iv)	earnings per share or earnings per share from continuing operations (basic or diluted);

(v)	return on capital employed, return on invested capital, return on assets or net assets;

(vi)	after-tax return on stockholders’ equity;

(vii)	economic value created;

(viii)	operating margins or operating expenses;

(ix)	value of the Common Stock or total return to stockholders;

(x)	value of an investment in the Common Stock assuming the reinvestment of dividends;

(xi)
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, ethics and compliance goals, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xii)	a combination of any or all of the foregoing criteria.

Dividend Equivalents. We can provide that participants will be credited with dividend equivalents in connection with equity-based awards made under the Plan. Basically, dividend equivalents enable a participant to receive dividends declared and paid on shares underlying the award, subject to such vesting and other conditions as we may impose.

Plan Limits. As referenced above, we are allowed to issue up to 5,053,392 shares of our Common Stock under the Plan (subject to adjustment to reflect certain transactions and events specified in the Plan). Under the Plan, no more than 2,500,000 shares of Common Stock may be subject to awards granted in a single calendar year to any individual participant, and no participant may earn a cash incentive award under the Plan for any calendar year in excess of $5,000,000.

Administration of the Plan. From the inception of the Plan through May 2010, the Compensation Committee generally administered the Plan, had discretion to select the persons to whom awards were made under the Plan and prescribe the terms and conditions of each award under the Plan. These responsibilities resided with the Incentive Plan Committee from May 2010 through March 20, 2013, and have returned to the Compensation Committee since that date. During 2014, the Compensation Committee delegated a portion of its authority under the Plan to Mr. Yemin with respect to newly hired employees and employees that are promoted to a job classification that is eligible for equity awards. Mr. Yemin's authority is limited to 15,000 NQSOs or SARs per eligible employee and excludes employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Code.

In addition, the Board of Directors also has the power to administer the Plan. With respect to the application of the Plan to non-employee directors, the disinterested members of the Board of Directors have sole responsibility and authority for matters relating to the grant and administration of awards. Under the Plan, the Board may also appoint a committee other than the Compensation Committee consisting of individuals who are “non-employee directors” (within the meaning of Rule 16b-3(b)(3) of the Exchange Act) and “outside directors” (within the meaning of Treasury Regulation Section 1.162-27(e)(3)) with limited authority under the Plan, including, for example, authority to grant to certain executives and administer awards which are intended to qualify for the performance-based compensation exemption from the deduction limitation imposed by Section 162(m) of the Code.

Timing and Pricing of Equity Awards. We do not have any plan to select equity grant dates for our NEOs in coordination with the release of material non-public information. However, the Compensation Committee requires that grants of NQSOs or SARs made by our chief executive officer pursuant to delegated authority shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, we chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the then current quarter. Grants that are not made on a predetermined quarterly grant date are rare and usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date.

Our practice has been to make initial grants of equity awards under the Plan to newly hired eligible employees, including our NEOs. In June of each year, we have also made annual grants of equity awards under the Plan to existing eligible employees in quantities less than the employee’s initial grant. The initial equity awards are designed to assist in recruitment and retention. In addition, the initial equity awards provide our new employees with an immediate stake in our performance and are intended to immediately align the interests of our directors, employees and stockholders by providing a direct incentive for directors and employees to focus on stockholder value and regulatory compliance.

Equity awards under the Plan are subject to exercise or base prices equal to (or greater than) the market price of our Common Stock on the grant date. We define the market price of our Common Stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading. In June 2010, we began using SARs, rather than NQSOs, as the primary form of appreciation awards under the Plan. We believe that SARs will require us to issue fewer shares over time under the Plan and will, therefore, be less dilutive to our stockholders.

We intend to continue our practice of providing long-term equity-based compensation under the Plan to our employees, including our NEOs, through time-vested grants with exercise or base prices equal to (or greater than) the market price of our Common Stock on the grant date. We also intend to continue our practice of making initial grants to newly hired eligible employees, including future NEOs. The Compensation Committee does not currently consider gains from prior equity awards in setting other elements of compensation.

Equity Awards to Independent Directors. For a description of the equity awards we have made and expect to make to our independent directors, you should read the narrative under the caption "Compensation of Directors in 2014" in this Proxy Statement.

Amendment and Termination. The Plan may be amended or terminated by our Board of Directors at any time, in whole or in part. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the Plan, that would modify the class of persons eligible to receive equity awards under the Plan or that would otherwise be required to be approved by stockholders pursuant to applicable law or the requirements of the NYSE shall be subject to the approval of the Company’s stockholders.

Effective Date and Term. The Plan became effective as of April 17, 2006. Unless earlier terminated, the Plan will terminate as to future awards on April 17, 2016.

U.S. Income Tax Considerations. The following is a summary of anticipated federal income tax consequences associated with stock-based awards under the Plan.

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Stock Options. The grant of a stock option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction, subject to the potentially applicable deduction limitations under Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

If a participant receives a stock option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income is realized by the participant upon the sale of the option shares, subject to the potentially applicable deduction limitations under Section 162(m) of the Code.

•
SARs. The grant of a SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of a SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction, subject to the potentially applicable deduction limitations under Section 162(m) of the Code.

•
Restricted Stock, RSUs and Other Stock Settled Awards. In general, a participant who receives restricted stock, RSUs or other stock settled awards under the Plan will realize ordinary income at the time the award becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to the potentially applicable deduction limitations under Section 162(m) of the Code).

The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

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Tax Deductibility Limitation. The Code limits the allowable tax deduction that may be taken by us for compensation paid to some of our NEOs. The limit is $1,000,000 per executive per year, but certain “performance based compensation” is excluded from the limitation. Under the Plan, we are able to grant stock options, SARs, and performance-based RSUs, restricted stock and other incentive awards that may qualify as performance-based compensation not subject to the $1,000,000 limitation. Restricted stock, RSUs and other share-based awards that are not inherently deemed to be performance based would be subject to the limitation unless the vesting and settlement of the awards are subject to the achievement of performance goals established under the Plan.

As indicated, we are able to make awards under the Plan that qualify for exemption from the deduction limitations under Section 162(m) of the Code. However, while we generally seek to take advantage of favorable tax treatment for executive compensation where appropriate, we may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if we conclude that to be in our best interests under the circumstances.

New Plan Benefits

Future awards under the Plan will be granted at the discretion of our Board of Directors (or a committee thereof). It is not possible to determine the benefits or the amounts that will be received under the Plan by our executive officers or other employees.

During the fiscal year ended December 31, 2014, we granted awards under the Plan to our NEOs and non-employee directors. The 2014 grants to our NEOs and to our non-employee directors are reflected in the 2014 Grants of Plan Based Awards Table and the 2014 Compensation of Directors Table, respectively, in this Proxy Statement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	891,355 (1)	$25.29 (2)	912,130	(1)(3)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	891,355	$25.59	912,130

(1)
At December 31, 2014, 1,506,525 SARs outstanding under our 2006 Long-Term Incentive Plan (the “Plan”) were at base prices above the $27.28 fair market value of our Common Stock on that date. For purposes of column (a), we calculated the number of shares that would have been issued to settle all outstanding SARs at December 31, 2014. Because the number of shares to be issued upon the exercise of SARs is to be determined based on the difference between the base price of the SAR and the market price of our Common Stock at the date of exercise, 384,440 SARs are reflected in columns (a) and (c).

(2)	At December 31, 2014, 2,602,020 SARs were outstanding at a weighted average exercise price of $26.16.

(3)	Consists of the number of securities available for future issuance under the Plan as of December 31, 2014.

Vote Required

The affirmative vote of holders of a majority of the outstanding shares of Common Stock present or voting at the meeting is necessary for the approval of Proposal 2.

The Board of Directors unanimously recommends a vote “FOR” the proposal to reapprove the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP ("Ernst & Young"), is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.

Until Mr. Maslowe's death in November 2014, the Audit Committee consisted of Messrs. Maslowe (chairman), Leonard and Zohar during the 2014 fiscal year. Mr. Zohar succeeded Mr. Maslowe as the chairman of the Audit Committee in November 2014, and Mr. Jordá rejoined the committee after having previously served on the committee from May 2006 until March 2013. During 2014, the Audit Committee reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2014, management advised the Audit Committee that each set of audited financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 16 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the audited financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the stockholders to ratify the appointment of Ernst & Young at the Annual Meeting.

Members of the Audit Committee

Shlomo Zohar, Chairman
Carlos E. Jordá
Charles H. Leonard

RELATIONSHIP WITH INDEPENDENT AUDITORS

The information required by Item 9(e) of Schedule 14A is filed under Item 14 (Principal Accountant Fees and Services) of our Annual Report on Form 10-K for the year ended December 31, 2014 and is incorporated herein by reference.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2015

The Audit Committee has appointed Ernst & Young as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm for the 2015 fiscal year. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for our 2016 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 11, 2015 for us to consider it for inclusion.

Stockholders who desire to present business at our 2016 Annual Meeting, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than February 5, 2016, nor earlier than January 6, 2016, provided that if the date of the Annual Meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this Proxy Statement. By incorporating by reference, we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for information incorporated by reference that is superseded by information contained in this Proxy Statement. This Proxy Statement incorporates by reference information from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under Item 14, Principal Accounting Fees and Services. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 has been mailed to you along with this Proxy Statement and is available free of charge on our website, which is located at http://www.DelekUS.com.

ANNUAL MEETING OF STOCKHOLDERS OF

DELEK US HOLDINGS, INC.

May 5, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1	Election of Directors:	NOMINEES:
☐	FOR ALL NOMINEES	¡	Ezra Uzi Yemin
		¡	William J. Finnerty
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Carlos E. Jordá
		¡	Charles H. Leonard
☐	FOR ALL EXCEPT (see instructions below)	¡	Shlomo Zohar

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●
To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
			FOR	AGAINST	ABSTAIN
2	Reapproval of the material terms of the performance goals under our 2006 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.		☐	☐	☐
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.		☐	☐	☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, "FOR" THE REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2006 LONG-TERM INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.
PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.
Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DELEK US HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2015.

Ezra Uzi Yemin and Assaf Ginzburg and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 12, 2015, at the Annual Meeting of Stockholders to be held at 2:00 PM CDT on May 5, 2015, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.

(Continued and to be signed on the reverse side)